Exhibit 10.2

MINING AND MINERAL
LEASE AGREEMENT

This Mining and Mineral Lease (“Lease”) Agreement, made and entered into this 1st day of July , 2013 (the effective date), is by and between ASPHALT RIDGE, INC., a Utah corporation with offices at 7350 Island Queen Drive, Reno, Nevada 89436 (“Lessor”), and TMC Capital, LLC (“Lessee”).

RECITALS:

Lessor is the owner of certain property situated in Uintah County, Utah and more particularly described in Exhibit “A” attached hereto and made part hereof, and hereinafter referred to as the “Properties.” Lessor is also the owner of Water Rights, more particularly described in Exhibit “B” attached hereto and made part hereof, and hereinafter referred to as the “Water Right.”

This Lease is granted based upon the following terms:

This Lease sets forth all of the terms and conditions under which Lessor grants Lessee an exclusive lease of the Minerals (as defined below) in and under the Properties (but only down to 3,000 feet Mean Sea Level (msl)) and of the Water Right for the purposes and terms hereinafter provided.

In consideration of Lessee paying to Lessor One Hundred Thousand and no/100 ($100,000) Dollars on or before June 10, 2013, as the initial payment which covers the 1st Quarter of the Lease, Lessor agrees to execute this Lease Agreement on or before July 1, 2013 provided other agreements have been reached between Lessee and TME/TMEAR and TMEAR’s existing Lease with Asphalt Ridge, Inc. is terminated. Said payment along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Lessor, and of the covenants and agreements hereinafter set forth, the parties agree as follows:

1)	Grant. Lessor does hereby grant, convey and lease exclusively unto Lessee the following leasehold rights in and under the Properties (but only down to 3,000 feet Mean Sea Level (msl)) and the Water Right:

a)	Leasehold Grant. Lessor does hereby lease and demise unto Lessee, upon the terms set forth herein:

Except as provided in subparagraph (b)(i) below, the exclusive right and privilege during the term of this Lease to explore for and mine by any methods now known or hereafter developed, extract and sell or otherwise dispose of, any and all asphalt, bitumen, maltha, tar sands, oil sands (“Tar Sands”) and any and all other minerals of whatever kind or nature which are associated with or contained in any Tar Sands deposit, whether hydrocarbon, metalliferous, nonmetalliferous or otherwise, including, but not limited to, gold, silver, platinum, sand and clays on and in the Properties, and whether heretofore known or hereafter discovered (collectively, “Minerals”), together with the products and byproducts of the processing of the Minerals, and together with the right to use so much of the surface as may be necessary in the exercise of said rights and in furtherance of the purposes expressed herein, including ingress and egress, together with the right to construct on the Properties such improvements as may be reasonably necessary to the exploration for and the mining, extraction, removal, processing, beneficiating, sale or other disposition of the Minerals. The right to use any or all of the Water Right at any time during the term of this Lease in conducting its activities as provided for herein. Any sales to third parties shall be of such a nature that the sales price adequately represents the market value of all potential products or by-products, see also Section 4(c)(iii).

b)	Reserved Rights. Lessor does hereby reserve during the term of this Lease the rights set forth in this subparagraph (b) (collectively, the “Reserved Rights”). In exercising the Reserved Rights, Lessor agrees to abide by all relevant federal, state and local laws and regulations. Lessor also expressly agrees to hold harmless Lessee from and against any and all liability, claims and causes of action for personal injury or death, damage to, or loss or destruction of property to the extent resulting from the sole negligence of Lessor in conducting operations on the Properties or in exercising the Reserved Rights after the Effective Date. The indemnities provided for under this subparagraph 1(b) shall survive the expiration or termination of this Lease. Lessee acknowledges the rights (“Reserved Rights”) described below belonging to all pre-existing leases for Oil and Gas, telecommunication sites, and the small mining operation of Lessor which are the subject of this paragraph. Lessee further acknowledges that the Reserved Rights are active, with the rights of ingress, egress among the rights granted under and retained to and by said third parties. The Reserved Rights consist of:

i)	The right of Lessor to continue operations covering less than fifteen acres at any time under its present or any future Utah Division of Oil, Gas, and Mining, Small Mining Notice of Intent; provided, however, that if Lessee notifies Lessor that Lessee is prepared to commence actual operations on any such tract, Lessor shall promptly (within a specified timeframe but not less than ninety days) discontinue all such operations and relinquish possession and occupancy of such tract to Lessee;

ii)	The right of Lessor to grant new and renew leases and easements that pertain to Lessor’s separate property in T4S, R20E, Section 25, and T4S, R21E, Section 30 wherein said easements, rights-of-way and access traverse the Properties, together with the right to receive and retain all revenues therefrom; and

iii)	The right of Lessor to all oil, gas and other minerals below 3,000 feet Mean Sea Level (MSL), together with the right of ingress and egress to explore, drill and produce said oil, gas and other minerals, and together with the right to use the surface of the Properties to the extent reasonably required to explore, drill and produce said oil, gas and other minerals (collectively, the “Deep Rights”); provided, however, that in the exercise of the Deep Rights Lessor shall not unreasonably interfere with the operations of Lessee. If said Deep Rights become available for lease or re-lease, Lessor hereby grants Lessee the right of first refusal to acquire such Deep Rights from Lessor upon terms as shall be mutually agreeable.

2)	Term. This Lease is granted for a primary term of six (6) years (the “Primary Term”) commencing on the effective date (the “Effective Date”). If at any time during the Primary Term, Lessee has not met the measure of Operations (as defined below) this Lease shall terminate unless mutually agreed in writing by both parties. If within the Primary Term, Lessee meets and maintains Operations at the specified number of barrels per day in Section 2(a), then this Lease shall continue for so long after the commencement of Operations as such specified production levels continues. Operations must continue for a minimum of 180 days annually or 600 days in any three year consecutive period at the rates specified in Section 2(a) “Definition of Operations” for this lease to remain in-force, if Operations cease for longer than 180 days annually or 600 days in any three years, this lease shall terminate on Notices properly made per Paragraphs 12 (Termination) and 14 (Notices).

a)	Definition of Operations. For purposes of this Lease, “Operations” are defined as the construction or operation of a minimum average bbl/day facility for the production of bitumen, synthetic crude oil, or its equivalent sale of bitumen products, as follows:

End of Year One 12/31/2014 continuous Operations shall be equivalent to 250 bbls/day; End of Year Two 12/31/2015 continuous Operations shall be equivalent to 500 bbls/day; End of Year Three 12/31/2016 continuous Operations shall be equivalent to 2,000 bbls/day; End of Year Four 12/31/2017 continuous Operations shall be equivalent to 3,000 bbls/day; End of Year Five 12/31/2018 continuous Operations shall be equivalent to 4,000 bbls/day; and End of Year Six 12/31/2019 continuous Operations shall be equivalent to 5,000 bbls/day;

3

b)	Activities off the Properties shall constitute Operations when they are conducted in connection with an integrated mining operation involving the Properties and other properties in which Lessee holds an interest provided that during any three year period fifty (50%) percent of the ores, tar sands, or feed stock of whatever nature for the “Operations” comes from the Lessor’s Properties.

c)	Smaller Operations. Any construction or operation of a facility for the sale of bitumen or other bitumen derived products or by-products that is less than the required production levels bbl/day in Section 2(a) shall not be deemed to meet the definition of “Operations” and therefore this lease would terminate within 90 days of the end of the year in which the above criteria was not met following notification as provided for in this Lease.

3)	Purposes/Restrictions. After the Effective Date, and subject to Lessor’s Reserved Rights, the purposes of this Lease are to grant to Lessee the exclusive right to enter into and upon the Properties, for so long as this Lease remains in effect, and to explore, develop, mine, drill, pump, produce, process, treat and market the Minerals in, on or under the Properties, including existing dumps owned by Lessor, whether by drilling, surface strip, contour, quarry, bench, underground, solution, in situ or other mining methods now or hereafter developed. Production royalties have not been paid on any stockpiles, dumps, berms, or process tails existing on the Property with the exception of the stockpile referred to in Section 3(i) below. Lessee shall have the right:

a)	to temporarily store or permanently dispose of Minerals, water, waste or other materials on the Properties subject to conditions set in Paragraph 3(g) below;

b)	to use and develop the Water Right and any and all ditches, flumes, water and water rights owned by Lessor and pertinent to the Properties. For so long as Operations are conducted for the benefit of the Properties or the Area of Mutual Interest the water right may be utilized by the Lessee;

4

c)	to mine, process, mill, beneficiate, concentrate, smelt, extract, refine, leach, convert, upgrade or conduct other operations to prepare for market on or off the Properties any Minerals taken from the Properties or from adjoining or nearby properties by any physical or chemical method or methods, including the right to remove Minerals to a plant or plants existing or established on the Properties or elsewhere, subject to the fact that royalties on Minerals (or products derived therefrom) that are taken off property shall be paid within 90 days of removal whether or not they have been processed and sold. Said payment shall be made upon the basis of previously developed and recognized recovery rates and established markets or upon parameters agreed to by both Lessor and Lessee. If no agreement is reached Minerals may not be removed.

d)	to use and alter so much of the surface and surface resources of the Properties as may be reasonably necessary in the exercise of said rights, or which Lessee may deem desirable or convenient, including rights of ingress and egress in connection with its operations on the Properties subject to conditions set in Paragraph 3(g) below;

e)	to mine and remove any Minerals existing on, in or under the Properties through or by means of shafts, openings or pits that may be sunk or made upon adjoining and nearby properties, and the right to store any Minerals from the Properties upon any such properties subject to conditions set in Paragraph 3(c) above;

f)	to drill for and remove any Minerals existing on, in or under the Properties through or by means of directional drilling that may be sunk or made upon adjoining or nearby properties, and the right to store any Minerals from the Properties upon any such properties (see paragraph 3c); and

g)	The right to temporarily or permanently deposit on or off the Properties tailings, waste rock, topsoil, overburden, surface stripping materials, process solutions, water, minerals and all other materials originating from the Properties or from adjoining or nearby properties owned or controlled by Lessee. Prior to the construction of any facilities, tailings, waste piles, or permanent storage areas, the Lessee shall conduct condemnation drilling to prove the non-existence of any mineral resources on the leased Properties and based upon there being no Mineral resources, the Lessee shall purchase said lands from Lessor at the fair market value for lands acquired for like purposes or reasonably comparable sales, whichever is greater, reserving all minerals to Lessor. The description of said lands shall approximate legal descriptions of 5 acres or greater.

h)	Due to the potential for conflicts in developing the potential resources on the Properties, Lessor shall be provided with copies of all applications for permits to conduct operations whether state, county or local in order to comment as to their potential for lack of compliance with this Lease. Nothing in this paragraph shall alleviate the Lessee from complying with all Lease terms, this paragraph is simply to facilitate both parties with like information. Should Lessor find a potential conflict, this paragraph is intended to facilitate comments to prevent misunderstandings.

5

i)	There exists a singular stockpile of designated ore that has been partially purchased by Lessee and has further been encumbered as security for funds advanced to TME/TMEAR by Incomar. Lessor waives any future royalties on said stockpile in recognition that previously paid Advance Royalties shall not be carried forward and shall terminate with the Option and Lease Agreement of July 28, 2005. Prior to conducting any mining, processing, or sales on the Property, this stockpile shall be surveyed, measured (quantity determined), and its location mapped by a third party qualified civil engineering firm engaged by Lessee. It shall be the first to be processed or sold and Lessor shall be notified of its disposition as well as the date and quantity of all sales.

4)	Royalties and Minimum Expenditures. As part of the consideration for the granting of this Lease, Lessee agrees to pay Lessor the following advance royalties and production royalties. As used herein the term “Lease Quarter” shall mean a period of three months commencing on the Effective Date or any three-month period thereafter.

a)	Advance Royalties. Lessee agrees to make advance royalty payments to Lessor during the term of this Lease as provided in this paragraph 4)(a) (“Advance Royalties”). On or before the first day of each Lease Quarter thereafter beginning October 1, 2013, Lessee shall pay the Advance Royalty for that Lease Quarter as follows:

Lease Quarters 2 - 4 - $68,750 paid quarterly

Lease Quarters 5 - 24 - $125,000 ($500,000 per year paid quarterly)

Thereafter, Minimum Annual Advance Royalty payments shall continue indefinitely at the rate of $750,000 per year adjusted with the CPI beginning once the Properties are placed in and remain in continuous Operation.

During each term of this Lease the Advance Royalty shall be adjusted on each anniversary of the Effective Date by a percentage equal to the percentage change in the CPI for the prior calendar year; provided, however, that the required Advance Royalty payment amount at the beginning of the 5th Quarter and the 25th Quarter shall be the amount expressly set forth above in this paragraph 4)(a) without regard to changes in the CPI during the prior term.

6

As used herein, the term “CPI” shall mean the Consumer Price Index for all urban areas, U.S. City Average, published by the U.S. Department of Labor, Bureau of Labor Statistics.

b)	Accrual and Credit of Advance Royalties. Advance royalty payments may accrue and be utilized to offset production royalties for a maximum of two years following the year the advance royalties have been paid. Upon any assignment, merger, or transfer of the Lease the credit for all accrued advance royalty payments shall be forfeited and will no longer be recoverable from production royalties.

c)	Production Royalties. Lessee agrees to make production royalty payments to Lessor during the term of this Lease as provided in this paragraph 4)(c) (“Production Royalties”).

i)	The Production Royalty during the first three (3) years of the initial six year term for “bitumen oil product” produced from Tar Sands from the properties shall be ten (10%) percent of the gross sales revenue from the sale of such bitumen oil product, less actual transportation costs incurred from the Properties to the point of sale. As used herein, “bitumen oil product” means natural occurring oil in the Tar Sands that is sold in whatever form including run-of-mine, screened, processed, or after the addition of any additives and/or the upgrading of such bitumen oil product; it being the intent of the parties hereto that in calculating Production Royalty for the bitumen oil product sold shall be determined solely by the actual number of tons, cubic yards, or barrels of bitumen oil product produced and sold from the Tar Sands deposits contained within the Properties.

A Division Order Contract may be issued by the buyer of the bitumen oil, which shall direct the buyer to disperse revenue from the sale of the bitumen oil in the proportions set forth on the Division Order Contract. The purchaser will prepare the division order after determining the basis of ownership and will then require that the owners of the bitumen oil being purchased (royalty and working interest) to execute the division order before payment.

Beginning the fourth (4th) year of the initial six year term and any subsequent terms, the Production Royalty shall be calculated as above, however, the Production Royalty base percentage (PR%) rates shall be as indicated in the following table: The table below sets out the Production Royalty percentages for Crude Oil Price ranges so that the buyer of the bitumen oil can more easily determine on a daily/weekly/monthly basis the amounts of the checks to be written to the royalty owners (Lessor)

CRUDE OIL PRICE	PRODUCTION ROYALTY

As Quoted Average Monthly West Texas Intermediate Crude (WTI)	(PR%) Percentage
$45.00 and below	10%
$45.01 to $50.00	11%
$50,01 to $55.00	12%
$55.01 to $60.00	13%
$60.01 to $65.00	14%
$65.01 and above	15%

ii)	Lessee shall not be required to pay Production Royalties on any Minerals used or consumed by Lessee in its conduct of Operations, provided the source of Minerals is proportionally distributed among all properties where Minerals are mined.

iii)	The Production Royalty for all Minerals other than bitumen oil products produced from the Properties and sold shall be five percent (5%) of the amount received by Lessee. Subject to the provisions of Section 1(a) wherein sales of products and by-products are wholly accounted for. Should sales occur wherein the third party purchaser is marketing a variety of products or by-products and payments to Lessee are measurably greater than comparable sales of what appears to be similar minerals by others (this may be due to the variety of high end by-products such as frac sands produced by the 3rd party) said payments to Lessor shall be the greater of a 5% royalty on the gross value of the product and by-products sold by the third party or 50% of the payments received by Lessee.

8

iv)	All Minerals shall be deemed sold at the time payment therefore is actually received by Lessee subject to the provisions of Paragraph 3c.

v)	Should oil and gas be discovered and produced using standard oil and gas recovery techniques above 3000 feet msl, Lessee shall pay Lessor a royalty of 1/6 of the gross market value.

b)	Production Royalty Payments. All payments of Production Royalty shall be made no later than forty-five (45) days after the end of each calendar month in which bitumen oil product or any byproducts or other Minerals have been sold. Such payment shall be accompanied by a royalty settlement statement which will show the mathematical calculation of how the payment amount was calculated, including the credit for Advance Royalties paid, and will be accompanied by appropriate documentation, including copies of sales records, monthly mining and processing records, actual transportation costs to third party buyers, and annual summaries. If Lessor does not give Lessee written notice objecting to the payment amount within six months of receipt of the statement, it shall be conclusively deemed correct. All royalty settlement statements shall be delivered to Lessor and payments to the designated Depository Agent.

c)	Depository Agent. All payments due under the terms of this Lease shall be made by Lessee to Wells Fargo Bank, N.A., 1200 Disc Drive, Sparks, NV 89436, (“Agent”), which Lessor hereby appoints as Lessor’s agent for the receipt of such payments, or to such other organization as Lessor may from time to time designate by written notice given to Lessee. All payments made to such Agent shall be considered to have been made to Lessor, and having made payment to such Agent Lessee shall be relieved of all responsibility or liability for the disbursement thereof. In the event payments should be made to a transferee because of any transfer of Lessor’s interest in this Lease or the Properties, payments tendered to Lessor’s Agent shall conclusively be deemed payment to the transferee until Lessee receives notice and sufficient documentation from both the Agent and Lessor that Lessor’s interest has been transferred and that payments should be made to the transferee. Documentation of payments shall be sent directly to Lessor.

9

d)	Commingling and Area of Mutual Interest. Lessee shall have the right to commingle Minerals removed from the Properties or products derived therefrom after treatment, with other minerals or products from other properties, before or after processing. Consequently, Lessor acknowledges that part or all of Lessee’s Gross Revenue may come from minerals extracted from other properties and not from Minerals subject to this Lease.

i)	In order to determine the split of Production Royalties to be paid to Lessor and to other lessors of other properties, aerial photographic and photogrammetric techniques combined with other methods to be agreed upon by Lessor and Lessee will be used by Lessee to calculate ore volumes processed from the various properties. The Production Royalty paid to Lessor shall be based on the proportionate volume of ore calculated to have come from Lessor’s Properties. Aerial photography shall be performed a minimum of once per calendar quarter and ore removal volumetric and grade calculations shall be performed monthly.

ii)	The Area of Mutual Interest is defined as that property which may be currently controlled by or subsequently acquired by either Lessor, Lessee, or their agents, affiliates, subsidiaries, divisions, or any person or entity under common control that lies within one mile of the external boundary (perimeter) of the Properties. Lessee agrees to pay Lessor a one and one half percent (1 ½%) production royalty, as defined above, on all Minerals produced from the Area of Mutual Interest.

e)	Minimum Expenditures During Years (1-3) of this lease, Lessee shall make expenditures for the benefit of the Properties of not less than $1,000,000 per year. During each year of Years (4-6) of this Lease, Lessee shall make expenditures for the benefit of the Properties of not less than $2,000,000 per year. Expenditures in excess of those stated above in any one calendar year may be carried forward to the next year. The term “benefit” shall mean expenditures for exploration, mapping, developing water rights (not acquisition), assaying, metallurgical testing, conducting pilot operations, permitting, preparing feasibility studies, and construction of plant and surface facilities. Lessee will provide Lessor with copies of all acquired data which shall become the sole property of the Lessor on termination for any reason including copies of expenditures made for those qualifying categories above.

5)	Operations of Lessee. Lessee shall conduct, or cause to be conducted, all mining and other operations under this Lease in accordance with good mining practices and sound principles of conservation and in accordance with all applicable laws, rules and regulations promulgated by federal, state and local authorities, and shall obtain and maintain in full force and effect all governmental permits and approvals required for Lessee’s operations on the Properties. Exhibit C outlines in general some of these practices and principals and references website where additional sources are available.

10

Lessee shall keep and maintain true and correct books of account and records that shall show the amount of Minerals produced and sold from the Properties and the amount of proceeds derived from the sale of all Minerals produced and sold. Said books and records shall be open for inspection and audit by Lessor or its agents twice per calendar year for as long as this Lease remains in effect, upon Lessor giving Lessee at least two (2) weeks written advance notice, and for a period of one (1) year following termination of this Lease, upon Lessor giving Lessee at least two (2) weeks written advance notice.

Lessor expressly reserves the right, at Lessor’s option and expense, to maintain an agent on the Properties for the purpose of verifying production, and to check, inspect and keep account of all production from said Properties; provided that such agent and any inspections made by him/her do not interfere with Lessee’s operations nor does it permit said agent to enter secured area used by Lessee in the mixing and blending of its proprietary product for use in its production process, nor the continued checking and testing of the upgraded bitumen. Lessor hereby indemnifies and agrees to hold harmless Lessee and its officers, directors, shareholders, employees, agents and affiliates from and against any injuries or damages that may occur to said agent while on the Properties.

6)	Insurance/Bond/Indemnity. The parties specifically agree that Lessor shall not be liable to third parties or employees or agents of Lessee as a result of the activities and operations of Lessee during the term hereof. Upon execution of this Lease, Lessee shall obtain all required workmen’s compensation insurance, comprehensive general liability insurance in an amount not less than Two Million Dollars ($2,000,000), once the Lessee begins mining operations the amount shall increase to $5,000,000, and other policies of insurance against other risks for which Lessor may reasonably be considered to have exposure as a result of Lessee’s operations on or rights in the Properties. All insurance shall be maintained by Lessee at its own expense throughout the duration of this Lease, and whenever Lessor requests Lessee shall furnish to Lessor evidence that all such insurance is being maintained. Lessor shall be named as a co-insured under the general liability policy and shall contain a provision requiring not less than thirty (30) days notice to Lessor before the cancellation, termination or modification of such a policy.

11

During the term of this Lease, Lessee shall, prior to commencing mining operations on the Properties, obtain approval of all necessary operating and reclamation plans and execute and post with the Utah Division of Oil, Gas and Mining (or its successor agency (“DOGM”)) and/or the Bureau of Land Management (BLM) a surety bond or other financial guarantee in an amount and form as set forth in Utah Administrative Code R649-3-1 et seq. in order to guarantee Lessee’s performance of all reclamation requirements. The amount of the surety bond or financial guarantee shall be periodically reviewed in accordance with DOGM’s regulations and, if DOGM directs, increased or otherwise modified as directed by DOGM. All refunds of bonds and financial guarantees provided by Lessee to DOGM and/or the BLM and all interest earned on such bonds shall belong solely to Lessee.

Lessee expressly agrees to indemnify and hold harmless Lessor from and against any and all liability, claims and causes of action for personal injury or death, damage to, or loss or destruction of property, and any other costs or obligations that may occur resulting from Lessee’s operations on or about the Properties, and from and against all liabilities and responsibilities for environmental damages, charges, fines and penalties of any and every kind. Lessee expressly agrees to release, indemnify, defend and hold harmless Lessor, its successor and assigns, for, from and against any and all loss, damage, judgment, cost, expense, penalty, liability or fee (including, without limitation, expert witness fees, reasonable attorney’s fees, litigation costs and expenses, and environmental response costs) arising, directly or indirectly, out of or attributable to this lease or to the activities or operations of Lessee or its employees, agents or contractors. The duties described in this Paragraph 6 shall apply as of the Effective Date of this Lease and survive the termination of this Lease; provided, however, that Lessee shall not be liable or responsible for any prior operations or preexisting conditions on the Properties with the exception that should Lessee alter preexisting conditions then Lessee shall be liable for all of the preexisting conditions,.

If, after the Effective Date, Lessee shall conduct operations that in any way alter lands that were previously disturbed or damaged (as evidenced by inclusion in the pre-existing Site Assessment conducted by THE in 2005), then Lessee shall assume responsibility for all environmental liabilities associated with such lands as if they had not been previously disturbed or damaged. It is understood that Lessee shall acquire the small and large mining permits and shall have the existing bonds transferred to Lessee to cover TME/TMEAR’s reclamation liability or have those bonds maintained through an agreement to do so with Utah Division of Oil, Gas, and Mining that were affiliated with the operations of Temple Mountain Energy/TME Asphalt Ridge, LLC on the Properties. Lessee acknowledges that with the termination of the Option and Lease Agreement of July 28, 2005 and upon reaching an agreement with DOGM regarding reclamation bonding of previous operations and proposed operations, Lessee shall have the responsibility for the reclamation associated with any and all of Temple Mountain Energy/TME Asphalt Ridge, LLC historic operations or activities on the Leased Premises.

The indemnities provided for under this paragraph 6 shall survive the expiration or termination of this Lease.

12

7)	Assignment. During the term or any extension of this Lease, Lessee may not sublease, assign or otherwise transfer or encumber (collectively, the “Transaction”) any rights in whole or in part under this Lease without first receiving written consent from Lessor, which consent shall not be unreasonably withheld, except for wholly owned or affiliated entities in which the Lessee owns not less than Fifty-one percent (51%) ownership interest. Lessee will inform Lessor of the purpose of and parties to the intended Transaction. Lessor shall be deemed to have consented if notice detailing any objections is not received by Lessee within thirty (30) days after the receipt of Lessee’s notice that it intends to enter into the Transaction along with a written statement indicating the purpose of the Transaction and parties to the Transaction. Subject to the foregoing, the provisions of this Lease shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Upon any sublease, transfer, or assignment of this lease, the Lessee shall pay to Lessor the sum of 20% of the total consideration tendered for the assignment, sale, transfer, merger, or other form of assignment. The exception is the transfer/assignment following the termination of the existing THE Asphalt Ridge, LLC Lease which shall occur at close of escrow and the activation of this Lease.

8)	Taxes. Lessee shall timely pay all taxes and assessments that may be levied or assessed against the Properties, Lessee’s improvements, structures or personal property, or against Minerals production therefrom, except those taxes that Lessee is contesting in good faith, and except for any taxes arising from or attributable to Lessor’s exercise of the Reserved Rights, and except real property taxes assessed against the Properties for the first and last lease years, which taxes shall be pro-rated between Lessee and Lessor on the fraction of the calendar year that the Lease was in force. If Lessor should receive tax bills or claims that are the responsibility of Lessee, Lessor shall promptly forward such bills or claims to Lessee for appropriate action. Lessee shall not be obligated to pay that portion of any tax based upon an assessment of improvements or structures made or placed on the Properties by Lessor after the Commencement Date. Lessee shall not be liable for any taxes levied on or measured by Lessor’s income or based upon payments made to Lessor by Lessee under this Lease. Any taxes and assessments levied or accrued and unpaid prior to commencement shall be paid by Lessor.

Any subsidies, tax deductions, tax credits or other benefits that are designed to or may promote the development of the tar sands industry shall benefit the Lessor in like fashion to the Lessee provided that any grant to Lessee from any United States or State governmental department or agency for the purpose of research and further development of the use of its proprietary technology or processes in oil sands, oil shale or heavy oil (EOR) shall be used without benefit by Lessor.

13

9)	Warranties and Title. Lessor makes no warranties, express or implied, as to the value or conditions of the Properties, or the existence or recoverability of Minerals therefrom, or the status of the Water Right. However, Lessor, upon reasonable request in writing by Lessee, will during the term of this Lease furnish Lessee with any and all geological, production, metallurgical and other data pertaining to the Properties that may be available to Lessor providing such information was not acquired by a third party and said data is at the time considered confidential. Lessor makes no representation as to the accuracy of or any interpretation of such data.

Lessor warrants title to the Properties and to the Water Right as against all claims, liens and encumbrances arising by, through or under Lessor subject to the lien for current real property taxes that are not yet due and payable; surface leases and easements of record or as provided in subparagraph 1(b)(ii) or as may be revealed by an inspection of the Properties; and to the rights reserved by Lessor herein.

Lessor agrees to notify Lessee at once of any claim against Lessor’s interest in the Properties or the Water Right, or that affects Lessor’s grant under this Lease.

Lessor further agrees that at the option of Lessee, Lessee may undertake the defense of any claim against Lessor’s interest in the Properties or the Water Right or against this Lease at Lessee’s expense. Upon request by Lessee, Lessor shall deliver to Lessee all evidence and information reasonably required to defend such claim, and cooperate fully in such defense.

If it is determined that Lessor owns less than 100% of the mineral interest in the Properties (i.e., if Lessor’s interest is the same in all of the Properties but less than 100%), then Lessor’s actual interest shall be its actual percentage interest in the Properties. If Lessor’s interest varies as to separate portions of the Properties, then Lessor’s actual interest shall be determined on a net acreage basis by multiplying the acreage in each distinct parcel within the Properties by Lessor’s fractional interest therein and then computing Lessor’s interest on the net acres actually owned by Lessor as a proportion of the total acreage. In either of such events, all payments payable to Lessor hereunder other than Production Royalty payments shall be reduced accordingly. If Lessor’s title to any of the Properties from which production is made is less than 100%, then the Production Royalty payable pursuant to paragraph 4(c) shall be reduced to the same proportion as the title actually owned by Lessor bears to the entire title to the portion of the Properties from which such production is made.

14

The parties each agree to execute, during the term of this Lease, such additional documents and agreements as the other may reasonably require in connection herewith, provided that such additional document(s) or agreement(s) would not impose additional obligations upon or impair the rights of the parties hereunder

10)	Force Majeure. In the event that Lessee shall be prevented from operating upon the Properties or from performing its obligations hereunder by reason of acts of God, government, the Utah Legislature, or of the common enemy, insurrection, riot, labor disputes, fire, explosion, flood, earthquakes, interruption of transportation, inability to obtain permits, or other circumstances and matters that are beyond the reasonable control of Lessee, whether or not similar to those specifically enumerated herein (collectively, “Force Maieure”), Lessee shall be relieved of its obligations hereunder, but only for the duration of such disruption; provided that the event of Force Majeure shall not excuse or otherwise relieve Lessee for any obligation to remit any royalty or other sum owed Lessor which becomes due and payable under the terms of this Lease.

11)	Termination. Lessee may at any time after the Effective Date surrender this Lease provided thirty (30) days advance written notice of termination is given to Lessor, after which all rights and obligations of Lessee hereunder shall cease, save and excepting all accrued obligations and any reclamation and similar obligations that were occasioned by Lessee’s operations and Lessee’s environmental obligations, which shall survive any termination. Lessee shall leave the Properties in a clean, good and safe condition and in accordance with all applicable laws and regulations. Upon termination of this Lease, Lessee shall comply with all DOGM and/or BLM reclamation requirements and shall have a continuing right to enter upon the Properties to complete required reclamation and to remove from the Properties all equipment, machinery, facilities and other items belonging to Lessee in accordance with DOGM’s standards, in accordance with all relevant operating permits and reclamation plans, and to DOGM’s satisfaction. Lessee’s reclamation obligations hereunder shall be deemed complete upon final release by DOGM and/or the BLM of Lessee’s surety bond or other financial guarantee.

In the event of Lessee’s failure to comply with any material provision of this Lease, Lessor shall provide Lessee with written notice setting forth the nature of such non-compliance after receipt of which, if the non-compliance relates to the payment of money, Lessee shall within thirty (30) days of receipt of notice cure such non-compliance. If the non-compliance relates other than to the payment of money, Lessee shall within thirty (30) days of receipt of notice pursue diligently all appropriate actions to cure the non-compliance within one hundred fifty (150) days of receipt of notice. If the noncompliance is not timely cured, Lessor may thereupon terminate this Lease by giving Lessee written notice to that effect. However, should there be a dispute as to whether or not non-compliance has occurred or remained, then the provisions of paragraph 12 below shall apply.

15

In the event of any breach of this Lease by Lessee and the failure to cure after notice as provided above, Lessor, in addition to the other rights or remedies it may have, shall have the immediate right of reentry and may remove all persons and property from the premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant. Should Lessor elect to reenter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Lessor may terminate this Lease. Should Lessor at any time terminate this Lease for any breach, in addition to any other remedy it may have, Lessor may recover from Tenant all damages incurred by reason of such breach, including the cost of recovering the premises. If lessee doesn’t remove personal property, after 6 months it belongs to lessor.

In the event of termination of this lease. Lessee shall deliver to Lessor within sixty (60) days following the effective date of said termination, a written release and quit claim deed releasing all of the rights granted to and acquired by Lessee under this lease, and quit claiming to the Lessor all of the rights, title and interest of Lessee in and to the Properties and the Water Right(s).

12)	Disputes. All claims, demands, disputes and controversies (“Disputes”) in connection with this Lease that may arise between the Parties to this Lease shall first be submitted to a mutually agreed neutral third party for mediation. Any mediation shall occur within 60 days after notice given by either party to the other of the existence of a Dispute which the opposing party refutes. If mediation is not successful in resolving the Dispute or does not occur within the 60 day period, then upon notice by either party to the other, the Dispute shall be settled by arbitration administered by one neutral and independent arbitrator with expertise in the subject matter at issue in accordance with the Utah Uniform Arbitration Act, Utah Code Ann. 78B-11-101, et seq. The Parties agree that any such arbitration shall be conducted at a location in Salt Lake City, Utah and shall be governed by the substantive laws of the State of Utah. In the event of any arbitration proceeding between the Parties hereto, each party shall pay its own legal fees, and costs of witnesses testifying on its behalf and its share of the costs related to arbitration, if any.

16

13)	Notices. Notices that are to be delivered pursuant to the terms of this Lease shall be given in writing and shall be hand-delivered or sent by certified mail, return receipt requested, to the parties at the following addresses:

Lessor:	Asphalt Ridge, Inc.
7350 Island Queen Drive Reno, NV 89436

Lessee:	Boris Treyzon, Esq.
Manager
TMC Capital, LLC
c/o Treyzon & Associates
9701 Wilshire Blvd
Suite 1000
Beverly Hills, CA 90212

Notices shall be deemed effective when received. Either party may change its address for receipt of notices by sending notice of the change to the other party as provided in this paragraph 13.

14)	Miscellaneous Provisions.

a)	In the event that Lessor fails to promptly pay, when due, any mortgage, judgment or other lien levied against the Properties or the Water Right and payable by Lessor, Lessee shall have the right (but not the obligation) to pay such past due amounts and, if Lessee does so, Lessee shall be subrogated to all the rights of the holders thereof and Lessor shall reimburse Lessee for all such payments and for all related costs and expenses paid or incurred by Lessee (including without limitation related attorney fees and costs) within three months after the same are paid or incurred by Lessee. Any payments due Lessor under this Lease may be credited by payments or reimbursements due Lessee under this Lease. The provisions of this paragraph shall survive termination of this Lease.

b)	With the exception of Lessee’s obligations under Section 3(g), 3(h) and Section 4(f), nothing in this Lease shall impose any obligation, express or implied, upon Lessee to undertake any exploration, development or mining operations upon the Properties, it being the intent of the parties that Lessee shall have sole discretion to determine the technical and economic feasibility, timing, method, manner and rate of conducting any such operations. Only the express duties and obligations provided under this Lease shall be binding upon Lessee. Lessee acknowledges that they are responsible for the reclamation and any environmental liabilities associated with TME/TMEAR operations per Section 6 of this Lease.

17

c)	Nothing herein shall be deemed to constitute either party the partner, agent or legal representative of the other party, or to create any partnership, joint venture or fiduciary relationship between the parties. Each party shall have the unrestricted and independent right to engage in and receive the full benefits of any and all business endeavors of any sort outside the Properties, Area of Mutual Interest, or outside the scope of this Lease, whether or not competitive with the endeavors contemplated herein, without consulting the other or inviting or allowing the other therein.

d)	Neither Lessee nor Lessor shall, without the prior written consent of other, disclose any information concerning the terms of this Lease or operations conducted under this Lease (except information and data that is generally available to the public), nor issue any press releases concerning such information. However, if Lessor or Lessee contemplates transferring its interest to a third party, it shall have the right to disclose such information to that party if it first obtains an agreement in writing from such third party, satisfactory to Lessee or Lessor after review in advance, providing that the third party shall hold confidential the information furnished to it.

e)	Upon execution of this Lease, the parties shall also execute a short form of this Lease (the “Memorandum of the Lease Agreement”), which Lessee may record at its expense in the office of the Uintah County Recorder and/or file in the office of the Utah Division of Water Rights. The execution, recording and filing of the Memorandum shall not limit, increase or in any manner affect any of the terms of this Lease, or any rights, interests or obligations of the parties.

f)	This Lease shall be interpreted and governed by the laws of the State of Utah. If any provision of this Lease is, for any reason, declared to be invalid or unenforceable, the validity of the remaining portions shall not be affected thereby.

g)	Both parties represent and warrant that they are corporations in good standing, that all corporate actions required to authorize entering into this Lease have been properly taken, and that the person signing this Lease has proper authority to do so and to bind the party for which he signed.

h)	Failure of either party to enforce any provision hereof at any time shall not be construed as a waiver of such provision or of any other provision.

18

i)	This Lease supersedes any and all prior agreements between the parties relating to the Properties and/or the Water Right and constitutes the entire agreement thereof. No amendment or modification of this Lease shall be binding on either party unless in writing and duly executed by both parties.

j)	Disputes or differences between the parties shall not interrupt performance of this Lease or the continuation of operations hereunder. In the event of any dispute or difference, operations may be continued and payments may be made hereunder in the same manner as prior to such dispute or difference. In case of any suit, adverse claim, dispute or question as to the ownership of the Properties or the Water Right or Advance Royalties or Production Royalties, or any interest therein, Lessee may, in its sole discretion, deposit the payment (or the portion of the payment in dispute, if less than the whole payment is in dispute) into an escrow account and Lessee shall not be held in default in payment thereof until such suit, claim, dispute or question has been finally disposed of.

k)	In the event Lessee fails to promptly pay when due any amount payable to Lessor under this Lease, and such payment remains unpaid for more than five (5) calendar days after the day it is due, Lessee shall pay Lessor a late charge equal to 10% of the amount of the delinquent payment, and in addition said delinquent payment and late charge shall bear interest payable by Lessee to Lessor at the rate of ten percent (10%) per annum. Payment by Lessee and acceptance by Lessor of such late charge or interest payment shall in no event constitute a waiver by Lessor of Lessee’s default or breach with respect to the past due payment amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. Nothing herein shall modify or change in any manner the payment due dates, termination, or dispute provisions of this Lease or the 30-day cure period under Section 11 of the Lease.

IN WITNESS THEREOF the parties have caused this Lease to be executed by their duly authorized representatives on the dates set forth in the acknowledgements below, but effective as of the Commencement Date.

SIGNATURE PAGE FOLLOWS

19

SIGNATURE PAGE

Lessor:

ASPHALT RIDGE, INC., a Utah corporation

By
Sam S. Arentz III, President

Lessee:

By

TMC Capital, LLC

STATE OF Nevada                    )

                                                       )

COUNTY OF Washoe               )

On this 3rd day of July, 2013, personally appeared before me, a Notary Public, Sam S. Arentz III, the President of ASPHALT RIDGE, INC., a Utah corporation, who acknowledged that he executed this instrument on behalf of said corporation.

Notary Public

My commission expires:

Sept 27, 2016

STATE OF                                   )

                                                       ) ss.

COUNTY OF                               )

On this_____ day of________________, 2013. personally appeared before me, a Notary Public,

________________________________________________________________, who acknowledged that he executed this instrument on behalf of said corporation.

[seal]

Notary Public

My commission expires:

______________________________

20

State of California                          }

                                                          }

County of Los Angeles                 }

On July 1, 2013, before me, CHRISTINA PUELLO, Notary Public, personally appeared, BORIS TREYZON, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the persons acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature
Signature of Notary Public

21

Exhibit A

PROPERTIES

Township 4 South, Range 20 East, SLM, Uintah County, Utah This property, also owned by Asphalt Ridge, Inc. and the Telecommunication sites are not included in this Lease

Section 25:	Lots 1 & 2, W½NE¼
(Enterprise No. 6 patented mining claim)

Township 4 South, Range 21 East, SLM. Uintah County, Utah This property, also owned by Asphalt Ridge, Inc. and the Telecommunication sites are not included in this Lease

Section 30:	Lots 1 & 2, W½NE¼NW¼, SE¼NE¼NW¼, SE¼NW¼
(Enterprise No. 5 patented mining claim)

Township 5 South, Range 21 East, SLM, Uintah County. Utah

Section 4:	SW¼NW¼, NW¼SW¼, E½SW¼

Section 15:	W½NW¼, SE¼NW¼, SW¼NE¼

Section 25:	SW¼
(Cameron No. 7 patented mining claim)

Section 25:	Lots 9 & 10, W½SE¼
(Cameron No. 5 patented mining claim)

Section 25:	Lots 4 & 5, S½NW¼
(Cameron No. 8 patented mining claim)

Township 5 South, Range 22 East, SLM, Uintah County, Utah

Section 31:	Lot 3, SW¼SE¼, E½SW¼

Section 31:	N½SE¼, SE¼SE¼
(Cameron No. 1 patented mining claim)

Section 32:	SW¼

(containing 1,229.82 acres, more or less)

22

EXHIBIT B

WATER RIGHTS

Asphalt Ridge, Inc. has a 100% interest in the following Water Rights as denoted by the Utah Division of Water Rights indicating that the Type of Right is an Adjudicated Right dating back to 1871. The Water Right identification numbers are:

45-1421

45-1426

45-1718

Each is for Equivalent Animal Unit (ELU), Equivalent Domestic Unit (EDU)

23

EXHIBIT C

ESTABLISHING OPEN PIT MINING OPERATIONS

The following outlines generally the issues to consider in establishing an open pit mining operation and can be used to determine the capabilities of contract mining operators. These items should be performed concurrently with the pilot phase of operations and should be in place by the time commercial operations begin.

1.	Mine Design

a.	Topographic mapping of the surface.

b.	Core drilling to determine the overburden and ore body.

c.	Delineation of the ore body and open pit design via use of drill hole data and open pit modeling software.

d.	Waste and stockpile locations including condemnation drilling.

e.	Waste water treatment to meet discharge standards.

f.	Environmental considerations including air, water and noise pollution.

g.	Reclamation plans during and after mining operations should include preservation of top soil, erosion and sediment control, regarding and restoration of waste and mine areas and re-vegetation of surface.

2.	Production Experience with open mining and reclamation operations which include implementing the mine design along with dealing with mine safety and health (MSHA); and all other aspects of mining operations.

3.	Contractor should have onsite personnel with knowledge of this operation on an ongoing basis to assure that the operation is conducted in accordance with the design and the experience to modify the operation as necessary.

The following website gives a much more comprehensive list of sources to develop more detailed programs and should be evaluated along with other sites to facilitate the design, permitting and implementation of an effective mining program:

http://www.crcpress.com/product/isbn/9781466575127

24